Form N-SAR, Sub-Item 77C
Submission of matters to a
vote of security holders

Nuveen Maryland Dividend
Advantage Municipal Fund
333-49254
811-09471

A special meeting of the
shareholders of the Nuveen
Maryland Dividend
Advantage Municipal Fund
was held on July 26, 2005.

The purpose of the meeting
was to approve
a new Investment
Management Agreement:

The number of shares voted in
the affirmative:
3,936,993 and
the number of negative votes:
54,099

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20,
2005, under
Conformed Submission Type
DEF 14A, accession
number 0000950137-05-
007545.